EXHIBIT 2.3

                              CERTIFICATE OF MERGER

                                       OF

                             DLVN ACQUISITION, INC.

                                      AND

                          CANONLINE GLOBAL MEDIA, INC.

It  is  hereby  certified  that:

          1. The constituent business corporations participating in the merger herein certified are:

          (i) DLVN Acquisition, Inc., which is incorporated under the laws of the State of Delaware; and

          (ii) CanOnline Global Media, Inc., which is incorporated under the laws of the State of Washington.

          2. An Agreement of Merger has been approved, adopted, certified, executed and acknowledged by each of the aforesaid constituent corporations in accordance with the provisions of subsection (c) of Section 252 of the General Corporation Law of the State of Delaware, to wit, by DLVN Acquisition, Inc. in the same manner as is provided in Section 251 of the General Corporation Law of the State of Delaware and by CanOnline Global Media, Inc. in accordance with the laws of the State of its incorporation.

          3.  The  name  of  the  surviving  corporation  in  the  merger herein
certified  is          CanOnline  Global  Media,  Inc.,  which will continue its
existence as said surviving corporation under its present name upon the effective date of said merger pursuant to the provisions of the laws of the State of its incorporation.

          4. The certificate of incorporation of CanOnline Global Media, Inc, as now in force and effect, shall continue to be the certificate of incorporation of said surviving corporation until amended and changed pursuant to the provisions of the laws of the State of its incorporation.

          5. The executed Agreement of Merger between the aforesaid constituent corporations is on file at an office of the aforesaid surviving corporation, the address of which is as follows: Suite 200, 11311 Howe Street, Vancouver, British Columbia V6Z 2P3.

          6.  A  copy  of the aforesaid Agreement of Merger will be furnished by


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the  aforesaid  surviving  corporation,  on  request,  and  without cost, to any stockholder  of  each  of  the  aforesaid  consti-tuent  corporations.

          7. The aforesaid surviving corporation does hereby agree that it may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of DLVN Acquisition, Inc., as well as for enforcement of any obligation of said surviving corporation arising from the merger herein certified, including any suit or other proceeding to enforce the right, if any, of any stockholder of DLVN Acquisition, Inc. as determined in appraisal proceedings pursuant to the provisions of Section 262 of the General Corporation Law of the State of Delaware; does hereby irrevocably appoint the Secretary of State of the State of Delaware as its agent to accept service of process in any such suit or other proceedings; and does hereby specify the following as the address to which a copy of such process shall be mailed by the Secretary of State of the State of Delaware:

          Gottbetter  &  Partners,  LLP
          488  Madison  Ave.
          New  York,  NY  10022
          Attn:  Adam  S.  Gottbetter,  Esq.

Dated:  December  18,  2003

                                                    DLVN Acquisition, Inc.

                                                By: /s/ Michael Conte
                                                    -------------------
                                                    Michael  Conte,  President


                                                    CanOnline Global Media, Inc.

                                                By: /s/ Peter Hogendoorn
                                                    ----------------------
                                                    Peter  Hogendoorn


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